COLUMBIA FUNDS SERIES TRUST II

Item 77C – Matters Submitted to a Vote of Security Holders

Shareholder Meeting Results

(UNAUDITED)

Columbia Strategic Municipal Income Fund

(formerly known as Columbia AMT-Free Tax Exempt Bond Fund)

Special Meeting of Shareholders Held on April 15, 2016

At a Joint Special Meeting of Shareholders held on April 15, 2016 (the “Meeting”), shareholders of the Fund approved three proposals. The description of each proposal and number of shares voted are described below. A vote is based on total dollar interest in the Fund as of the record date for the Meeting.

Proposal 1. To approve a change to the Fund’s investment objective:

Votes For	Votes Against	Abstentions
286,271,385.207	58,503,337.341	23,312,462.761

Proposal 2. To approve the conversion of the Fund’s investment objective from fundamental to non-fundamental.

Votes For	Votes Against	Abstentions
273,401,241.233	69,483,417.165	25,202,506.481

Proposal 3. To approve a change to the Fund’s fundamental 80% policy.

Votes For	Votes Against	Abstentions
283,239,989.029	59,598,857.495	25,248,330.605